UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 21, 2005

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On September 21, 2005, Mr. John Freeland accepted an offer of employment from salesforce.com, inc. (the “Registrant”) to serve as the Registrant’s President, Worldwide Operations. Under the terms of his Offer Letter, a copy of which is attached as Exhibit 99.1 to this Current Report, Mr. Freeland will receive an annual base salary of $300,000 and be eligible to receive a fiscal year end bonus of up to 100% of his annual base salary with payout based on certain performance criteria. During the first twelve months of Mr. Freeland’s employment, his bonus will be guaranteed and paid in quarterly installments. He will also receive an option grant to purchase 300,000 shares of the Registrant’s Common Stock, subject to certain vesting requirements. The Registrant shall reimburse Mr. Freeland up to $75,000 per year in reasonable out-of-pocket travel and living expenses. If Mr. Freeland is terminated without cause or if Mr. Freeland terminates his employment for certain reasons during the twelve month period following any change of control of the Registrant, he will receive six months of accelerated vesting of his initial option grant. If Mr. Freeland is terminated without cause during the first twelve months of his employment, he will receive six months base salary, six months of accelerated vesting of his initial option grant, and certain other compensation.

Item 8.01 – Other Events.

On September 22, 2005, the Registrant issued a press release announcing that Mr. Freeland will join the Registrant’s senior management team as President, Worldwide Operations. A copy of the press release is attached as Exhibit 99.2 to this Current Report.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

99.1	Offer Letter between salesforce.com, inc. and John Freeland executed as of September 21, 2005

99.2	Press Release dated September 22, 2005

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2005	salesforce.com, inc.

/s/ David Schellhase
David Schellhase, Senior Vice President and General Counsel